Company Contact:	Investor Relations Contact:
Mr. Jason Wong	Mr. Crocker Coulson
Executive Vice President	President
China Display Technologies, Inc.	CCG Elite Investor Relations
Tel: +852-9257-8928	Tel: +1-646-213-1915 (NY office)
Email:jason@suny.hk	Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Display Technologies Reports Record Fourth Quarter and Fiscal Year 2007 Results

Shenzhen, China, March 24, 2008 - China Display Technologies, Inc. (OTC Bulletin Board: CDYT) (“China Display”, or “the Company”), a leading manufacturer of optoelectronic products, specializing in small- to mid-sized LED and CCFL backlight units for LCD displays in China, today reported record financial results for the fourth quarter and fiscal year 2007.

Fourth Quarter 2007 Highlights

-- Revenues increased 127.6% year-over-year to a record $12.1 million
-- Gross profits rose 151.0% from last year to $3.0 million, representing 24.5% of sales
-- Income from operations was up 220.9% versus last year to $2.0 million
-- Net income totaled $1.8 million, up 183.2% from last year
-- Earnings per basic and diluted share were $0.15 and $0.12 respectively, compared to $0.05 in the comparable quarter of 2006

"During the quarter we continued to see strength in our sales and net income growth driven by an increase in demand for our products from small-screen LCD module manufacturers. Our growth was also driven by our successful market expansion efforts in both foreign and domestic markets,” said Mr. Lawrence Chan, CEO of China Display Technologies. "We enter 2008 with great optimism. We will continue our efforts to achieve greater market share and improve our product mix to create more value for our shareholders."

Fourth Quarter 2007 Results

Revenues for the three months ended December 31, 2007 were $12.1 million, up 127.6% as compared to $5.3 million for the same period of 2006. The increase was primarily due to increased demand for BLU products from small screen liquid crystal display manufacturers and the Company’s successful market expansion efforts.

Cost of sales for the three months ended December 31, 2007 was $9.1 million. Gross profit was up 151.0% to $3.0 million, representing gross margins of 24.5% compared to $1.2 million and 22.2% in the fourth quarter of 2006, respectively. Gross margins increased as a result of the Company’s improved operational management and cost controls.

Total operating expenses for the three months ended December 31, 2007 were $0.9 million, up 70.5% from the same period in 2006, which was primarily attributable to increased selling expenses. During the quarter, selling expenses increased to $0.3 million in an effort to expand the Company’s market share and promote new products, such as backlights for motor vehicle installations. Research and development expenses rose 125.0% compared to the same period of 2006, which reflected increased efforts to develop new types of backlight products through the acquisition of the relevant know how and technology. General and administrative expenses decreased slightly.

Income from operations increased 220.9% to $2.0 million in the fourth quarter of 2007, representing operating margins of 16.8%, as compared to $0.6 million and 11.9% in the same period of 2006.

Net interest expense for the fourth quarter of 2007 was $77,645 compared to $111 of net interest income for the comparable period of 2006, as a result of a new short term bank loan in 2007.

In the fourth quarter of 2007, the Company recorded a $0.16 million provision for income taxes as a result of the 50% tax holiday effective in 2007, 2008 and 2009 under Chinese tax law. The company received a 100% tax holiday for 2005 and 2006 for the enterprise income tax.

As a result of the foregoing, net income available to common shareholders for the fourth quarter of 2007 was $1.8 million or $0.15 per share basic, an increase of 183.2% from $0.6 million, or $0.05 per share basic for the comparable period of 2006. The earnings per share diluted were $0.12, up 140% from $0.05 per share diluted last year.

Full Year 2007 Results

Revenue for the fiscal year 2007 increased 105.0% from 2006 to $32.5 million. Gross profits rose 114.0% in the same period to $7.7 million, representing gross margins of 23.8%. Operating expenses increased 92.0% to $2.3 million as a result of increased marketing efforts as well as additional expenses related to the Company’s share exchange. Income from operations of 2007 rose 125.0% over the comparable period in 2006 to $5.4 million, representing operating margins of 16.7%. Net income for the year 2007 was $4.8 million, up 100.7% from last year. After deducting the $2.2 million non-cash deemed preferred stock dividend, net income available to common stockholders was approximately $2.7 million, or $0.23 per share (basic) and $0.17 per share (diluted).

Financial Condition

As of December 31, 2007, China Display had $3.0 million in cash and cash equivalents, as well as approximately $2.0 million in restricted cash. Working capital by the end of 2007 was approximately $9 million, compared to $2.0 million in the prior year. Accounts receivable was $5.3 million, or 29.8% of current assets, compared to $1.7 million, or 46.3% of current assets at December 31, 2006. The Company had $5.6 million of a 90-day revolving loan outstanding, with interest rates ranging from 6.44% to 9.50%. Shareholder’s equity at the end of 2007 stood at $12.6 million compared to $3.9 million at the end of 2006.

During the year 2007, cash flow used in operations amounted $3.4 million compared to net cash provided by operating activities of $1.1 million in the year 2006. Cash for investing activities was $1.8 million, of which $1.1 million was used to purchase property and equipment.

Business Outlook

China Display produces backlights for products using LED light source technology, which allows for a higher level of output than other types of panel displays. It has become the mainstream technology in today’s display market with demand for such technology increasing by 10% to 15% per year in recent years. The market is large and growing. In the Displaybank TFT-LCD shipment result report, shipments of large-size TFT-LCD panels, 10-inch and larger, jumped by 41% from 2006 to 393.47 million units in 2007, and shipment area also soared by 57.4% to 5,276 million square meters (Msqm). Revenues also reached $71.7 billion, up 35.7% from the previous year, and according to Stanley Jeong, IDC research manager, Global TFT-LCD Research, the revenue is projected to increase to $94 billion by 2010. Backlight units are one of the most critical components used in LCDs, and account for 20% to 30% of the overall cost of an LCD.

China Display focuses on small- to medium-size LED backlight unit manufacturing; mobile phone displays continue to represent the majority of shipments in the small- to medium-sized category. While this market remains very attractive and profitable, the Company is now developing the large-size back lighting unit, targeting the LCD-TV market which is considered to enjoy a relatively high profit margin.

"We continue to benefit from a rapidly growing market for backlight unit products, resulting from increased consumption of end products and expanded applications for LCDs on all kinds of machines and electronics,” said Mr. Lawrence Chan, CEO of China Display, “In addition, we have taken advantage of the favorable industry environment to improve our production facilities and to accelerate the pace of developing new products, such as the large sized backlight unit.”

About China Display Technologies, Inc.

China Display Technologies, Inc. through its wholly-owned subsidiary Suny Electronics (Shenzhen) Company Limited (“SUNY”) in China, designs, manufactures and markets small- to mid-sized Light Emitting Diode (LED) and Cold Cathode Fluorescent Lamp (CCFL) backlights for various types of Liquid Crystal Displays (LCDs). Its products have applications in electronic consumer products, such as mobile phones, PDAs, GPS systems, portable DVD/VCD players, MP3s and MP4s, medical equipment and household appliances with displays. SUNY was organized in November 2004 and started operations in 2005. It has experienced rapid growth and became a publicly-traded company, listed on the OTC market, through a reverse merger in September 2007. The Company has 800 employees, with manufacturing facilities and management located in Shenzhen, China.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

--Financial Tables Follow--

CHINA DISPLAY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2007	2006

Current Assets
Cash and cash equivalents	$2,949,356	$134,991
Restricted cash	2,039,314	-
Trade receivables, net of allowance for doubtful accounts	5,279,282	1,656,461
Inventories, net	1,692,934	1,460,055
Advances to suppliers	5,498,257	290,858
Prepaid expenses and other receivables	259,170	36,621
Total Current Assets	17,718,313	3,578,986
Property and Equipment, net	2,441,264	1,771,460
Loan to Employee	-	157,442
Other assets	1,059,222	-

Total Assets	$21,218,799	$5,507,888

LIABILITIES

Current Liabilities
Accounts Payables and accrued liabilities	$2,132,499	$1,540,124
Short term bank loans	5,600,896	-
Various taxes payable	383,397	-
Wages payable	103,944	-
Corporate taxes payable	432,532	-
Total Current Liabilities	8,653,268	1,540,124
Due to related party-Chen Guoxin	-	47,809
Total Liabilities	8,653,268	1,587,933

Commitments and Contingencies	-	-

Stockholders' Equity
Series A convertible preferred stock, $.001 par value; 20,000,000 shares authorized; 3,703,704 shares issued and outstanding;
liquidation preference $4,000,000	3,704	-
Common stock. $.001 par value; 100,000,000 shares authorized;
11,600,000 shares issued and outstanding	11,600	11,376
Additional paid-in capital	6,083,501	673,457
Accumulated other comprehensive income	692,625	124,238
Statutory reserves	198,550	198,550
Retained earnings	5,575,551	2,912,334
Total Stockholders' Equity	12,565,531	3,919,955

Total Liabilities and Stockholders' Equity	$21,218,799	$5,507,888

CHINA DISPLAY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2007	2006

Revenues	$32,553,974	$15,884,094

Cost of Sales	24,813,637	12,267,433

Gross Profit	7,740,337	3,616,661

Operating Expenses:
Selling Expenses	748,034	249,187
Research and development	646,186	344,433
General and administrative	915,993	609,367

Total Expenses	2,310,213	1,202,987

Income from Operations	5,430,124	2,413,674

Other Income (Expenses):
Other	147	-
Interest Income	1,380	-
Interest Expense	(174,500)	(1,879)

Total Other Income (Expenses)	(172,973)	(1,879)

Income Before Income Taxes	5,257,151	2,411,795
Provision for Income Taxes	416,081	-

Net Income	4,841,070	2,411,795

Deemed preferred stock dividend	(2,177,853)	-

Net Income available to common shareholders	$2,663,217	$2,411,795

Net earnings per share of common stock, basic	$0.23	$0.21
Weighted average number of shares outstanding, basic	11,559,479	11,376,000
Net earnings per share of common stock, diluted	$0.17	$0.21
Weighted average number of shares outstanding, diluted	15,263,183	11,376,000

CHINA DISPLAY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2007	2006
Cash flows from operating activities
Net income	$4,841,070	$2,411,795
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Bad debts	21,590	78,662
Depreciation	459,404	266,171
Changes in operating assets and liabilities:
Decrease (Increase) in assets:
Accounts receivable, net	(3,644,411)	(655,298)
Advances to suppliers	(5,207,399)	1,101
Inventories, net	(232,879)	(1,037,656)
Prepaid expenses and other receivables	(65,107)	(23,418)
Other assets	(1,059,222)	-
Increase (Decrease) in liabilities:
Accounts payables and accrued liabilities	904,722	103,234
Various tax payable	143,924	-
Wage payable	31,070	-
Corporate tax payable	432,532	-
Net cash provided by (used in) operating activities	(3,374,706)	1,144,591

Cash flows from investing activities
Loan to employee	-	(3,722)
Recapitalization costs	(625,000)	-
Purchase of property and equipment	(1,129,209)	(685,623)
Net cash used in investing activities	(1,754,209)	(689,345)

Cash flows from financing activities
Increase in restricted cash	(2,039,314)	-
Proceeds from loans payable	5,600,896	-
Net Proceeds from preferred stock offering	3,860,993	-
Proceeds from related party loan	-	691
Repayment of related party loans	(47,808)	(341,864)
Net cash provided by (used in) financing activities	7,374,767	(341,173)

Effect of exchange rate changes on cash	568,513	(5,217)
Net increase (decrease) in cash	2,814,365	108,856
Cash, beginning of period	134,991	26,135
Cash, end of period	$2,949,356	$134,991

Supplemental disclosure information:
Interest expense paid	$174,500	$1,879
Income taxes paid	$-	$-
Non cash investing and financing activities
Issuance of 166,000 shares of common stock to pay offering expenses for preferred stock sale	$-	$-

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